77B Accountants Report on Internal Control


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PricewaterhouseCoopers LLP
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Boston, MA 02110-9862


                        Report of Independent Accountants

To the Board of Trustees and Shareholders of SteinRoe Variable Investment Trust

In planning and performing our audits of the financial statements of Liberty Asset Allocation Fund, Variable Series (formerly Stein Roe Balanced Fund, Variable Series); Liberty Federal Securities Fund, Variable Series; Liberty Money Market Fund, Variable Series (formerly Stein Roe Money Market Fund, Variable Series); Liberty Small Company Growth Fund, Variable Series (formerly Stein Roe Small Company Growth Fund, Variable Series); Stein Roe Growth Stock Fund, Variable Series (the "Funds") (each a series of SteinRoe Variable Investment Trust) for the year ended December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
February 12, 2004



77D Policies with respect to security investments

Liberty Small Company Growth Fund, Variable Series (Fund)

The Board of Trustees approved that the Fund adopt a change to its investment strategy such that small-cap stocks are defined to be stocks of companies similar in size to those companies in the Russell 2000 Growth Index.


77Q Exhibits


                          Investment Advisory Agreement

                       STEINROE VARIABLE INVESTMENT TRUST

                LIBERTY FEDERAL SECURITIES FUND, VARIABLE SERIES
                 LIBERTY ASSET ALLOCATION FUND, VARIABLE SERIES
                  STEIN ROE GROWTH STOCK FUND, VARIABLE SERIES
                   LIBERTY MONEY MARKET FUND, VARIABLE SERIES
               LIBERTY SMALL COMPANY GROWTH FUND, VARIABLE SERIES



FUND ADVISORY AGREEMENT dated November 1, 2003 between STEINROE VARIABLE INVESTMENT TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of the Liberty Federal Securities Fund, Variable Series, Liberty Asset Allocation Fund, Variable Series, Stein Roe Growth Stock Fund, Variable Series, Liberty Money Market Fund, Variable Series and Liberty Small Company Growth Fund, Variable Series, (the "Fund(s)"), and COLUMBIA MANAGEMENT ADVISORS, INC., a corporation organized under the laws of the State of Oregon (the "Investment Adviser").

WHEREAS, the Trust has been organized as an open-end management investment company registered as such under the Investment Company Act of 1940 ("Investment Company Act") and is authorized to issue shares of beneficial interest in one or more separate series each representing interests in a separate portfolio of securities and other assets, including the Fund, which shares are to be issued and sold to and held by various separate accounts of insurance companies ("Participating Insurance Company");

WHEREAS, the Trust desires the Investment Adviser to render investment management services to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Trust has entered into a Fund Administration Agreement (the "Administration Agreement") with Stein Roe & Farnham Incorporated (the "Administrator") providing for certain administrative services to the Trust other than investment management services;

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and as a commodities trading advisor under the Commodity Exchange Act, and desires to provide services to the Fund in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Trust, on behalf of the Fund, and the Investment Adviser agree as follows:

1. Employment of the Investment Adviser. The Trust hereby engages the Investment Adviser to manage the investment and reinvestment of the Trust's assets represented by Fund shares ("Fund assets" or "assets of the Fund") and to advise with respect thereto for the period, in the manner, and on the terms hereinafter set forth. The Investment Adviser hereby accepts such engagement and agrees during such period to render the services and to assume the obligations herein set forth. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

2. Management Services. (a) The Investment Adviser will manage and supervise the investment and reinvestment of the assets of the Fund and advise with respect thereto, subject to the direction and overall control of the Board of Trustees of the Trust and giving due consideration to the investment objective of the Fund and the investment policies and investment restrictions of and the other statements concerning the Fund set forth from time to time in the Trust's then current prospectus and statement of additional information and other governing documents, and to the provisions of the Internal Revenue Code and regulations thereunder applicable to the Fund as a regulated investment company and as the designated investment vehicle for variable annuity, endowment, or life insurance contracts. In furtherance of its duties set forth above, the Investment Adviser is authorized on behalf of the Fund (i) to buy, sell, exchange, convert, lend and otherwise trade in the Fund's portfolio securities and assets, and (ii) to place orders for the execution of transactions in the Fund's portfolio securities with or through such brokers, dealers, underwriters or issuers as the Investment Adviser may select, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, all in accordance with the Trust's policies concerning allocation of its portfolio brokerage, as permitted by law including but not limited to

Section 28(e) of the Securities Exchange Act of 1934, and with the statements concerning the allocation of orders for the purchase and sale of securities among the Fund and other accounts of the Investment Adviser set forth from time to time in the Trust's then current prospectus and statement of additional information, and in doing so the Investment Adviser shall not be required to make any reduction of its investment advisory fee hereunder.

(b) The Investment Adviser shall provide to the Trust and the Administrator such information, records and reports concerning the Investment Adviser and its investment management of the Fund's portfolio securities pursuant hereto as the Trust and the Administrator may reasonably request.

(c) The Investment Adviser will preserve for the Trust all records it maintains for the Trust as prescribed by the rules and regulations of the Securities and Exchange Commission in the manner and for the time periods prescribed by such rules. The Investment Adviser agrees that all such records shall be the property and under the control of the Trust and shall be made available, within seven business days of request therefor, to the Trust's Board of Trustees or auditors during regular business hours at the Investment Adviser's offices. In the event of termination of this Agreement for any reason, all such records shall be returned, without charge, promptly to the Trust, free from any claim or retention of rights by the Investment Adviser, except that the Investment Adviser may retain copies of such records.

(d) The Investment Adviser will report to the Trustees of the Trust any potential or existing material irreconcilable conflict among the interests of shareholders (the separate accounts of insurance companies investing in the Trust) of which it is aware. The Investment Adviser will assist the Trustees in carrying out their responsibilities under an Order from the SEC, dated July 1, 1988, granting insurance companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of Sections 9(a), 13(a), l5(a), and l5(b) of the Investment Company Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of insurance companies affiliated and unaffiliated with each other. The Investment Adviser shall provide the Trustees with all information reasonably necessary for the Trustees to consider any issues raised.

(e) The Investment Adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

3. Expenses Borne by Investment Adviser. To the extent necessary to perform its obligations under this Agreement, the Investment Adviser, at its own expense, shall furnish executive and other personnel and office space, equipment and facilities, and shall pay any other expenses incurred by it, in connection with the performance of its duties hereunder. The Investment Adviser shall pay all salaries, fees and expenses of Trustees or officers of the Trust who are employees of the Investment Adviser. The Investment Adviser shall not be obligated to bear any other expenses incidental to the operations and business of the Trust. The Investment Adviser shall not be required to pay or provide any credit for services provided by the Trust's custodian, transfer agent or other agents, including the Administrator.

4. Expenses Borne by the Trust and Fund. The Trust or the Fund, as appropriate, shall pay all expenses incidental to the operations and business of the Trust and the Fund not specifically assumed or agreed to be paid by the Investment Adviser or the Administrator pursuant to this Agreement or the Administration Agreement, or by any Participating Insurance Company, including, without limitation:

(a) the fees of the Investment Adviser as provided in Section 5 below, and of the Administrator;

(b) fees payable pursuant to any plan adopted by the Trust pursuant to Rule 12b-1 under the Investment Company Act;

(c) all fees and charges of depositories, custodians, and other agencies for the safekeeping and servicing of the cash, securities, and other property of the Trust;

(d) all fees and charges of transfer, shareholder servicing, shareholder record keeping and dividend disbursing agents and all other expenses relating to the issuance and redemption of shares of the Trust (including the shares of the Fund) and the maintenance and servicing of shareholder accounts;

(e) all charges for equipment or services used for obtaining price quotations or for communication among the Investment Adviser, any sub-adviser appointed by the Trust, the Administrator, the Trust or any Participating Insurance Company, the custodian or any sub-custodian, transfer agent or any other agent selected by the Trust or the Fund;

(f) all expenses incurred in periodic calculations of the net asset value of the shares of the Trust (including the shares of the Fund);

(g) all charges for bookkeeping, accounting and tax information services provided to the Trust by the custodian or any subcustodian;

(h) all charges for services of the Trust's independent auditors;

(i) all charges and expenses of legal counsel for the Trust and for the Trustees of the Trust in connection with legal matters relating to the Trust or the Fund;

(j) all compensation of the Trustees of the Trust other than those Trustees who are interested persons of the Trust including, without limitation, Trustees who are interested persons of the Investment Adviser, the Administrator or any Participating Insurance Company, or the principal underwriter of the Trust, and all expenses (including expenses incident to Trustees' meetings) incurred in connection with their services to the Trust;

(k) all expenses of preparation, printing and mailing of notices and proxy solicitation material and of reports and other communications to the shareholders and beneficial owners of the Trust, and all other expenses (including proxy solicitation expenses) incidental to meetings of the shareholders or beneficial owners of the Trust;

(1) all expenses of preparation (including type setting) and printing of annual or more frequent revisions of the Trust's prospectuses and statements of additional information and supplements thereto, of supplying each then-existing shareholder or beneficial owner of shares of the Fund or purchaser thereof with a copy of such revised prospectus or SAI supplements, and of supplying copies of such statements of additional information to persons requesting the same;

(m) all expenses, if any, related to preparing, printing and engraving and transmitting certificates representing shares of the Trust;

(n) all expenses of bond and insurance coverage required by law or deemed advisable by the Board of Trustees;

(o) all brokers' commissions and other normal charges incident to the purchase and sale of portfolio securities;

(p) costs, including interest expense, of borrowing money;

(q) all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign, and all costs and expenses incident to the maintenance of the Trust's legal existence;

(r) all expenses of registering and maintaining the registration of the Trust under the Investment Company Act and the shares of the Trust under the Securities Act of 1933, and all expenses, if any, of qualifying and maintaining the qualification of the shares of the Trust for sale under securities laws of various states or other jurisdictions and of registration and qualification of the Trust under all other laws applicable to the Trust or its business activities;

(s) all fees, dues, and other expenses incurred by the Trust in connection with its membership in any trade association or other investment organization; and

(t) all miscellaneous business expenses.

The Trust or the Fund, as appropriate, shall also bear all extraordinary non-recurring expenses as may arise, including but not limited to expenses incurred in connection with litigation, proceedings and claims and expenses incurred in connection with any obligation of the Trust or the Fund to indemnify any person.

Expenses which are directly charged to or attributable to the Fund or any other Fund of the Trust shall be borne by that Fund, and expenses which are not solely attributable to any one Fund of the Trust shall be allocated among the Funds of the Trust on a basis that the Trustees of the Trust deem fair and equitable.

5. Investment Advisory Fee. For the services to be rendered by the Investment Adviser hereunder, the Trust, for the benefit of the Fund, shall pay the Investment Adviser out of Fund assets an annual fee in the amount shown in Schedule A attached hereto and made a part hereof.

6. Non-Exclusivity. The services of the Investment Adviser to the Fund hereunder are not to be deemed exclusive and the Investment Adviser shall be free to render similar services to others.

7. Standard of Care. Neither the Investment Adviser, nor any of its directors, officers or stockholders (or partners of stockholders), agents or employees shall be liable or responsible to the Trust or the Fund or their shareholders (or the beneficial owners of their shares) for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by the Investment Adviser of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the Investment Adviser's part or from reckless disregard by the Investment Adviser of its obligations and duties under this Agreement.

8. Amendment. This Agreement may be amended at any time by a written agreement executed by both parties hereto, provided that with respect to amendments of substance such execution on behalf of the Fund shall have been approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of those Trustees who are not interested persons of the Trust, the Investment Adviser, the Administrator or a Participating Insurance Company cast in person at a meeting called for the purpose of voting on such approval.

9. Term and Termination. This Agreement shall begin on the date first written above, and may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Investment Adviser. This Agreement may be terminated by the Investment Adviser at any time upon sixty 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment. Unless terminated as hereinabove provided, this Agreement shall continue in effect until October 31, 2004, and thereafter from year to year only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Investment Company Act and the rules and regulations thereunder (a) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of the Trust, the Investment Adviser, the Administrator or a Participating Insurance Company, cast in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund.

10. Non-Liability of Trustees and Shareholders. As provided in the Declaration of Trust of the Trust, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, any obligation of the Trust or the Fund hereunder shall be binding only upon the assets and property of the Trust or the Fund, as the case may be, and shall not be binding upon any Trustee, officer, employee, agent or shareholder (or beneficial owner of shares) of the Trust, including, without limitation, the officer of the Trust executing this Agreement on its behalf. Neither the authorization of any action by the Trustees or shareholders (or beneficial owners of shares) of the Trust nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or any shareholder (or beneficial owner of shares).

11. Use of Investment Adviser's Name. The Trust may use the name "SteinRoe Variable Investment Trust" or any other name derived from the name "Stein Roe & Farnham" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Investment Adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will cease to use any name derived from the name "Stein Roe & Farnham," any name similar thereto, or any other name indicating that it is advised by or otherwise connected with Investment Adviser, or with any organization which shall have succeeded to Investment Adviser's business as investment adviser.

12. Definitions, References and Headings. As used in this Agreement, the terms "vote of a majority of the outstanding voting securities", "interested person", "principal underwriter" and "assignment" shall have the respective meanings provided in the Investment Company Act and the rules thereunder, subject, however, to such exemptions or no-action responses as may be granted by the Securities and Exchange Commission under said Act. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this Agreement.

13. Interpretation; Governing Law. This Agreement shall be interpreted under, and the performance of the Investment Adviser under this Agreement shall be consistent with, the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as in effect from time to time, the terms of the Investment Company Act, other applicable laws and regulations thereunder (including any amendments hereafter adopted), the Internal Revenue Code of 1986, and regulations thereunder, and the Trust's prospectus and statement of additional information. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of Illinois (except Section 10 hereof which shall be construed and interpreted in accordance with the laws of Massachusetts), without giving effect to the conflict of laws provisions thereof, provided, however, that if such law or any of the provisions of this Agreement conflict with the applicable provisions of the Investment Company Act, the latter shall control.

14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, a statute, a rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on the date first above written.

LIBERTY FEDERAL SECURITIES FUND, VARIABLE SERIES LIBERTY ASSET ALLOCATION FUND, VARIABLE SERIES STEIN ROE GROWTH STOCK FUND, VARIABLE SERIES LIBERTY MONEY MARKET FUND, VARIABLE SERIES LIBERTY SMALL COMPANY GROWTH FUND, VARIABLE SERIES

STEINROE VARIABLE INVESTMENT TRUST


By: /s/ Joseph R. Palombo
     Joseph R. Palombo
     President


COLUMBIA MANAGEMENT ADVISORS, INC.

By:   /s/ Joseph R. Palombo
     Joseph R. Palombo
     Executive Vice President and Chief Operating Officer

                                   Schedule A

                             Fund Advisory Agreement

                Liberty Federal Securities Fund, Variable Series
                 Liberty Asset Allocation Fund, Variable Series
                  Stein Roe Growth Stock Fund, Variable Series
                   Liberty Money Market Fund, Variable Series
               Liberty Small Company Growth Fund, Variable Series


The annual investment advisory fee referred to in paragraph 5 of this Agreement shall be the following percentage (%) of the net asset value of each Fund:

Liberty Federal Securities Fund, Variable Series
                                                  0.40% of first $1 billion
                                                  0.35% of next $1 billion
                                                  0.30% in excess of $2 billion

Liberty Asset Allocation Fund, Variable Series
                                                 0.45% of first $1 billion
                                                 0.40% of next $500 million
                                                 0.35% in excess of $1.5 billion

Stein Roe Growth Stock Fund, Variable Series
                                                 0.50% of first $1 billion
                                                 0.45% in excess of $1 billion

Liberty Money Market Fund, Variable Series
                                                 0.35% of first $500 million
                                                 0.30% of next $500 million
                                                 0.25% in excess of $1 billion

Liberty Small Company Growth Fund, Variable Series
                                                 0.50% of first $1 billion
                                                 0.45% of next $500 million
                                                 0.40% in excess of $1.5 billion

The fee will be computed as hereinafter provided. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly on or before the tenth day of the following calendar month. The daily accruals of the fee will be computed by multiplying the annual rate referred to above by the fraction the numerator of which is one and the denominator of which is the number of calendar days in the year, and multiplying such product by the net asset value of the Fund as determined in accordance with the Fund's prospectus as of the previous business day on which the Fund was open for business. The foregoing fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month.